SERVICE CONTRACT
(ADMINISTRATIVE AND RECORDKEEPING SERVICES ONLY)
__________________________________________________________________________
__________

WITH RESPECT TO SHARES OF:
( ) Daily Money Fund: Money Market
     Portfolio
( ) Daily Money Fund: U.S. Treasury Portfolio
(X) Daily Tax-Exempt Money Fund
To Fidelity Distributors Corporation:
We desire to enter into a Contract with you for activities in connection with the servicing of beneficial owners of shares of the Fund(s) noted above (the "Fund") of which you are the principal underwriter as defined in the Invest-ment Company Act of 1940 (the "Act") and for which you are the agent for the continuous distribution of shares.
THE TERMS AND CONDITIONS OF THIS CONTRACT
ARE AS FOLLOWS:
1. We shall provide recordkeeping and certain Fund-related services for our clients who beneficially own Fund shares ("clients"), which services may include, without limitation: answering client inquries regarding the Fund; assistance to clients in changing dividend options, account designations and addresses; performance of subaccounting; processing purchase and redemption transactions, including automatic investment and redemption of client account cash balances; providing periodic statements showing a client's account balance and the integration of such statements with other transactions; arranging for bank wires; and providing such other information and services as you or our clients reasonably may request.
2. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by
us) as is necessary or beneficial for providing Fund-related information and services to clients.
3. We agree to indemnify and hold you, the Fund, and the Fund's adviser and transfer agent harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by us or our officers, employees or agents regarding the purchase, redemption, transfer or registration of shares of the fund. Such indemnification shall survive the termination of this Contract.
Neither we nor any of our officers, employees or agents are authorized to make any representation concerning
Fund shares except those contained in the then current
Fund Prospectus, and which are consistent with our capabilities under applicable law; and we shall have no authority to act as agent for the Fund or for you.
4. In consideration of the services and facilities described herein, we shall be entitled to receive, and you shall cause to be paid to us by yourself or by Fidelity Management


& Research Company, investment adviser of the Fund, such fees as are set forth in the accompanying "Fee
Schedule for Qualified Recipients." We understand that the payment of such fees has been authorized pursuant to a Service Plan approved by the Board of Trustees of the Fund, and those Trustees who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Service
Plan or in any agreements related to the Service Plan
(hereinafter referred to as "Qualified Trustees"), and shareholders of the Fund, that such fees will be paid out of the fees paid to the Fund's investment adviser, said adviser's past profits or any other source available to said adviser; that the cost to the Fund for such fees shall not exceed the amount of the advisory and service fee; and that such fees are subject to change during the term of this Contract and shall be paid only so long as this Contract is in effect.
5. We agree to conduct our activities in accordance with any applicable federal or state laws, including securities laws and any obligation thereunder to disclose to our cli-ents the receipt of fees in connection with their beneficial ownership of shares of the Fund.
6. You reserve the right, at your discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of the Fund.
7. This Contract shall continue in force for one year from the effective date (see below), and thereafter shall con-tinue automatically for successive annual periods, pro-vided such continuance is specifically subject to termi-nation without penalty at any time if a majority of the Fund's Qualified Trustees vote to terminate or not to con-tinue the Service Plan. This Contract is also terminable without penalty at any time the Service Plan is terminated by vote of a majority of the Fund's outstanding voting securities upon 60 days' written notice thereof to us. This
Contract may also be terminated by us, for any reason, upon 15 days' written notice to you. Notwithstanding anything contained herein, in the event that the Service Plan shall terminate or we shall fail to perform the record-keeping and client servicing functions contemplated by this Contract, such determination to be made in good faith by the Fund or you, this Contract is terminable effective upon receipt of notice thereof by us. This Contract will also terminate automatically in the event of its assignment
(as defined in the Act).
8. All communications to you shall be sent to you at your offices, 82 Devonshire Street, Boston, MA 02109. Any notice to us shall be duly given if mailed or telegraphed to us at the address shown in this Contract.
9. This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts.




Very truly yours,




__________________________________________________________________________
____________________________
Name of Qualified Recipient (Please Print or Type)




__________________________________________________________________________
____________________________
Street   City                                    State
              Zip Code


By
__________________________________________________________________________
_________________________
     Authorized Signature



Date__________________________________________


NOTE: Please return two signed copies of this Service Contract to Fidelity Distributors Corporation. Upon acceptance, one countersigned copy will be returned to you.



FOR INTERNAL USE ONLY:

EFFECTIVE DATE __________________________________
                                                    10834-SAR3